As filed with the Securities and Exchange Commission on January __, 2002
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                  divine, inc.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                    36-4301991
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

1301 North Elston Avenue, Chicago, Illinois               60622
 (Address of Principal Executive Offices)               (Zip Code)

         Eprise Corporation 2000 Non-Employee Director Stock Option Plan
         Eprise Corporation Amended and Restated 1997 Stock Option Plan
             Inner Circle Technologies, Inc. 1994 Stock Option Plan
                            (Full Title of the Plans)
                             Jude M. Sullivan, Esq.
              Senior Vice President, General Counsel, and Secretary
                1301 North Elston Avenue, Chicago, Illinois 60622
                     (Name and Address of Agent for Service)
                                 (773) 394-6600
          (Telephone Number, Including Area Code, of Agent for Service)
                                   Copies to:
                             D. Mark McMillan, Esq.
                            Bell, Boyd & Lloyd LLC
                             70 West Madison Street
                     Chicago, Illinois 60602 (312) 372-1121
                                ________________

                                                CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                             Amount        Proposed Maximum    Proposed Maximum    Amount of
            Title of Each Class of                           to Be          Offering Price         Aggregate      Registration
        Securities to Be Registered(1)                   Registered(2)       Per Share(4)      Offering Price(4)      Fee
-------------------------------------------------------------------------------------------------------------------------------
 class A common stock, par value $.001 per share         104,076 shares        $0.48 (3)         $   50,116.77      $  4.61
-------------------------------------------------------------------------------------------------------------------------------
 class A common stock, par value $.001 per share       4,458,141 shares        $0.46 (3)         $2,068,534.73      $190.31
-------------------------------------------------------------------------------------------------------------------------------
 class A common stock, par value $.001 per share             950 shares        $0.11 (3)         $       99.96      $  0.01
-------------------------------------------------------------------------------------------------------------------------------
                     Total                             4,563,167 shares           --             $2,118,751.46      $194.93
===============================================================================================================================

(1) Each share of divine class A common stock is accompanied by a series A junior participating preferred stock purchase right that trades with the divine stock. The value attributed to those rights, if any, is reflected in the market price of the divine stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the divine stock.
(2) This registration statement also covers an indeterminate number of shares of divine stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Eprise Corporation 2000 Non-Employee Director Stock Option Plan; Eprise Corporation Amended and Restated 1997 Stock Option Plan; and Inner Circle Technologies, Inc. 1994 Stock Option Plan, as appropriate, in accordance with Rule 416 under the Securities Act of 1933.
(3) In accordance with Rule 457(h), represents the weighted average exercise price of outstanding options to purchase shares of divine stock under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan; Eprise Corporation Amended and Restated 1997 Stock Option Plan; and Inner Circle Technologies, Inc. 1994 Stock Option Plan, respectively.
(4) These amounts are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

                                EXPLANATORY NOTE

     divine, inc., a Delaware corporation ("divine"), is filing this registration statement on Form S-8 (the "Registration Statement") to register an aggregate of 4,563,167 shares of class A common stock, par value $0.001 per share, of divine for issuance to holders of options granted under the following stock option plans (the "Plans"), which options have been assumed by divine pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 17, 2001 (the "Merger Agreement"), among divine; DI2 Acquisition Company, a wholly owned subsidiary of divine (the "Merger Sub"); and Eprise Corporation (formerly known as Inner Circle Technologies, Inc.) ("Eprise"):

     . Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000

     .    Eprise Corporation Amended and Restated 1997 Stock Option Plan

     .    Inner Circle Technologies, Inc. 1994 Stock Option Plan

     Pursuant to the Merger Agreement, the Merger Sub merged with and into Eprise, with Eprise surviving as a wholly owned subsidiary of divine (the "Merger"). In connection with the Merger, each share of common stock, par value $0.001 per share, of Eprise has been converted into the right to receive 2.4233 shares of divine class A common stock. Each outstanding option to purchase shares of Eprise common stock with an exercise price that, when divided by 2.4233, was greater than $0.59, being the closing sale price of divine class A common stock on the trading day immediately prior to the effective time of the merger, became exercisable, at an exercise price of $0.59, for a number of shares of divine class A common stock equal to the number of shares of Eprise common stock subject to the Eprise option. Each outstanding Eprise option with an exercise price that, when divided by 2.4233, was less than or equal to $0.59, became exercisable, at an exercise price equal to the exercise price of the Eprise option divided by 2.4233, for a number of shares of divine class A common stock determined by multiplying the number of shares of Eprise common stock subject to such Eprise option by 2.4233.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The information called for in Item I of Form S-8 is currently included in the prospectus for each of the Plans and is not being filed with, or included in, this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC").

Item 2. Registrant Information and Employee Plan Annual Information.

     divine will provide without charge to each person who has received a copy of any prospectus to which this registration statement relates, upon the written or oral request of that person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to those documents, unless the exhibits are incorporated by reference into those documents. Written requests for copies should be directed to divine's principal executive offices at 1301 North Elston Avenue, Chicago, Illinois 60622, Attention: General Counsel. Telephone requests for copies should be directed to divine's General Counsel at (773) 394-6600.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by divine with the SEC are incorporated by reference in this registration statement:

     (a) divine's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-27360).

     (b) divine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001; June 30, 2001; and September 30, 2001.

     (c) divine's Current Reports on Form 8-K dated, respectively, February 5, 2001; February 14, 2001; February 27, 2001; April 2, 2001; April 16,
          2001; July 12, 2001; August 17, 2001; August 31, 2001; September 20,
          2001; October 22, 2001; October 29, 2001; November 6, 2001; November 21, 2001; and December 11, 2001.

     (d) The description of divine's class A common stock set forth under the caption "Description of Capital Stock" in divine's registration statement on Form S-1 (File No. 333-92851), which description is incorporated by reference in divine's registration statement on Form 8-A filed with the SEC on March 21, 2000, as amended (the "Form 8-A"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all subsequent amendments and reports filed for the purpose of updating the description in the Form 8-A.

     In addition, all documents that divine files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement, and before the filing of a post-effective amendment, indicating that all securities offered pursuant to this registration statement have been sold, or deregistering all the securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated by reference, in this registration statement shall be deemed to be modified, or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement, or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement, modifies or supersedes that statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes divine to indemnify its directors and officers under specified circumstances. divine's Third Amended and Restated Certificate of Incorporation provides for the indemnification of its directors, to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees, or agents, to the extent determined by divine's Board of Directors, except that divine will generally not be obligated to indemnify a person in connection with an action initiated by that person without divine's prior written consent. The indemnification under divine's Third Amended and Restated Certificate of Incorporation obligates divine to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to divine of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification. divine has entered into indemnification agreements with each of its directors and executive officers providing for the indemnification discussed above.

     divine's Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to divine or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to divine or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     The directors and officers of divine are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

     Insofar as indemnification by divine for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of divine pursuant to the foregoing provisions, divine has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

     Not  applicable.

Item 8. Exhibits.

     The  exhibits to this registration statement are listed below.

     4.1 Conformed copy of divine's Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.2 to divine's Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001).

     4.2 divine's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1, File No. 333-92851 (the "IPO Registration Statement")).

     4.3 Specimen stock certificate representing class A common stock (incorporated by reference to Exhibit 4.1 to the IPO Registration Statement).

     4.4 Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000.

     4.5 Form of Option Agreement under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000 (Reverse Vested Options).

     4.6 Form of Option Agreement under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000 (Forward Vested Options).

     4.7  Eprise Corporation Amended and Restated 1997 Stock Option Plan.

     4.8 Form of Option Agreement under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (Incentive Stock Options).

     4.9 Form of Option Agreement under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (Non-Qualified Stock Options).

     4.10 Form of Option Agreement under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (Reverse Vested Options).

     4.11 Inner Circle Technologies, Inc. 1994 Stock Option Plan.

     4.12 Form of Option Agreement under the NovaLink USA Corporation (formerly Inner Circle Technologies, Inc.) 1994 Stock Option Plan.

     5.1 Opinion of Bell, Boyd & Lloyd LLC, counsel to divine, as to the legality of the shares of common stock being offered under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000; Eprise Corporation Amended and Restated 1997 Stock Option Plan; and Inner Circle Technologies, Inc. 1994 Stock Option Plan.

     23.1 Consent of KPMG LLP.

     23.2 Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as
          Exhibit 5.1).

     23.3 Consent of Deloitte & Touche LLP, with respect to the financial statements of Eprise Corporation.

     23.4 Consent of Arthur Andersen LLP, with respect to the financial statements of Open Market, Inc.

     23.5 Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of FutureTense, Inc. included in the financial statements of Open Market, Inc.

     23.6 Consent of Arthur Andersen LLP, with respect to the financial statements of eshare communications, Inc.

     23.7 Consent of KPMG LLP, with respect to their report on the 1998 financial statements of eshare.com, Inc. (formerly eshare Technologies, Inc.).

     23.8 Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of RoweCom Inc.

     24.1 Power of Attorney (included on the signature page of this registration statement).

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to divine's directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, divine has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by divine of expenses incurred or paid by a director, officer, or controlling person of divine in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, divine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, divine certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on this 22 day of January, 2002.

                                             divine, inc.


                                             By:  /s/ Kenneth A. Mueller
                                                  ------------------------------
                                                         Kenneth A. Mueller
                                                           Controller

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, and Jude M. Sullivan, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on January 22, 2002.

         Signature                             Title
         ---------                             ------
/s/ Andrew J. Filipowski                       Chairman of the Board and Chief Executive Officer
----------------------------------
    Andrew J. Filipowski


/s/ Michael P. Cullinane                       Executive Vice President, Chief Financial Officer,
---------------------------------
    Michael P. Cullinane                       Treasurer, and Director


/s/ Paul Humenansky                            President, Chief Operating Officer, and Director
---------------------------------
    Paul Humenansky


/s/ Tommy Bennett                              Director
---------------------------------
    Tommy Bennett

       Signature                               Title
       ---------                               ------

                                              Director

 /s/ John Cooper
----------------------------
    John Cooper
                                              Director
____________________________
    James E. Cowie


____________________________                  Director
    Michael H. Forster

                                              Director
 /s/ Arthur W. Hahn
----------------------------
    Arthur W. Hahn

                                              Director
____________________________
    Thomas J. Meredith


____________________________                  Director
    J. Kevin Nater


 /s/ John Rau                                 Director
----------------------------
    John Rau

                                INDEX TO EXHIBITS


Exhibits                           Description
--------  ----------------------------------------------------------------------

4.4 Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000.

4.5 Form of Option Agreement under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000 (Reverse Vested Options).

4.6 Form of Option Agreement under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000 (Forward Vested Options).

4.7       Eprise Corporation Amended and Restated 1997 Stock Option Plan.

4.8 Form of Option Agreement under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (Incentive Stock Options).

4.9 Form of Option Agreement under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (Non-Qualified Stock Options).

4.10 Form of Option Agreement under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (Reverse Vested Options).

4.11      Inner Circle Technologies, Inc. 1994 Stock Option Plan.

4.12 Form of Option Agreement under the NovaLink USA Corporation (formerly Inner Circle Technologies, Inc., 1994 Stock Option Plan.

5.1 Opinion of Bell, Boyd & Lloyd LLC, counsel to divine, as to the legality of the shares of common stock being offered under the Eprise Corporation 2000 Non-Employee Director Stock Option Plan, as amended October 23, 2000; Eprise Corporation Amended and Restated 1997 Stock Option Plan; and Inner Circle Technologies, Inc. 1994 Stock Option Plan.

23.1      Consent of KPMG LLP.

23.2      Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as
          Exhibit 5.1).

23.3 Consent of Deloitte & Touche LLP, with respect to the financial statements of Eprise Corporation.

23.4 Consent of Arthur Andersen LLP, with respect to the financial statements of Open Market, Inc.

23.5 Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of FutureTense, Inc. included in the financial statements of Open Market, Inc.

23.6 Consent of Arthur Andersen LLP, with respect to the financial statements of eshare communications, Inc.

23.7 Consent of KPMG LLP, with respect to their report on the 1998 financial statements of eshare.com, Inc. (formerly eshare Technologies, Inc.).

23.8 Consent of PricewaterhouseCoopers LLP, with respect to the financial statements of RoweCom Inc.

24.1 Power of Attorney (included on the signature page of this registration statement).